CONSENT of AUTHOR

Ontario Securities Commission
Toronto Stock Exchange

Re: Prospectus of Colombia Goldfields Ltd, dated September 19, 2007

We hereby consent to the inclusion and reference of our report dated November 14, 2006 entitled "NI 43-101 Technical Report on the Marmato and Caramanta Projects Departments of Caldas and Antioquia Republic of Colombia" in the Form SB-2 Registration Statement to be filed by Colombia Goldfields Ltd., with the United States Securities and Exchange Commission. We concur with the summary of the aforesaid report incorporated into the above Prospectus of Colombia Goldfields Ltd., and consent to our being named as an expert therein.

Dated the 19th of September, 2007

/s/ William J. Lewis

William J. Lewis, B.Sc., P.Geo.
Senior Geologist